FOR IMMEDIATE RELEASE

Watson Receives Complete Response Letter from FDA for Progesterone Vaginal Gel 8%
PARSIPPANY and LIVINGSTON, NJ- February 27, 2012 - Watson Pharmaceuticals, Inc. (NYSE: WPI) and Columbia Laboratories, Inc. (Nasdaq: CBRX) today confirmed that, as expected, Watson has received a complete response letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA 22-139) for progesterone vaginal gel 8% for use in the reduction of risk of preterm birth in women with a singleton gestation and a short uterine cervical length in the mid-trimester of pregnancy.

The complete response letter stated that the effect of treatment with progesterone vaginal gel 8% in reducing the risk of preterm birth in women with a short uterine cervical length at ≤ 32 6/7 weeks gestation (p=0.022) did not meet the level of statistical significance generally expected to support the approval of the product in the U.S. market from a single trial. Although not part of the requirements communicated to the sponsor during pre-Phase III meetings, the FDA also raised the issue of robustness in efficacy in the U.S. sub-cohort as compared to the overall efficacy of the trial. In the complete response letter, FDA stated that additional clinical work would be required to support the approval.

On February 10, 2012, Columbia transferred NDA 22-139 to Watson. Watson now has full rights and regulatory responsibility for all activities and sponsor obligations relating to this application.

“Watson will work directly with the FDA to address items raised in the complete response letter regarding the approvability of progresterone vaginal gel 8% for reduction of preterm birth. We have formally requested an end of review meeting with FDA to determine if a viable path forward can be established for this application,” said Paul M. Bisaro, Watson President and CEO. “We believe that there is a significant unmet medical need for a safe and effective treatment of patients at risk for preterm birth which affects approximately one-in-eight live-born infants in the U.S.”

Data submitted to the FDA in support of approval of NDA 22-139 included results from the PREGNANT study, which showed that women with a short uterine cervical length as measured by trans-vaginal ultrasound between 19 and <24 weeks of gestation who were treated with progesterone vaginal gel 8% had a significantly lower risk of preterm birth at ≤ 32 6/7 weeks gestation compared to those who were treated with placebo (p=0.022). This study included women with and without a prior history of preterm birth. Progesterone vaginal gel 8% was also associated with a significant reduction in the risk of preterm birth at ≤ 34 6/7 weeks gestation (p=0.012).

In the PREGNANT study, the frequency of maternal treatment-emergent adverse events both overall and by individual event was comparable between the placebo and progesterone vaginal gel treatment groups. The most frequent events in the progesterone vaginal gel group were expected complications of a high-risk pregnancy and included “premature baby” (19%), “uterine contractions abnormal” (14%), “premature labor” (7%). “Cervical disorder” (10%), “nausea” (10%), “headache” (7%), and “vulvo vaginal mycotic infection” (7%) were also reported.

About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development, manufacturing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono. Columbia's press releases and other company information are available online at http://www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: success in obtaining timely approval, if any, of a new drug application (NDA) by the U.S. Food and Drug Administration (FDA) for progesterone vaginal gel 8% for the preterm birth indication; the timing and level of success of a future product launch, if any; successful development of a next-generation vaginal progesterone product; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Watson's and Columbia's reports filed with the SEC, including, but not limited to, their Annual Reports on Form 10-K for the year ended December 31, 2011 and December 31, 2010, respectively, and Columbia's Quarterly Report on Form 10-Q for the period ended September 30, 2011. Neither Columbia nor Watson undertakes any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.
Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(862) 261-8141
(973) 486-8860
--or--	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(862) 261-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775

###